EXHIBIT 99.1

First Mid-Illinois Bancshares, Inc. Announces Fourth Quarter and Full Year 2018 Results

MATTOON, Ill., Jan. 24, 2019 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter and full year ended December 31, 2018.

Highlights

  Net income of $9.9 million and $36.6 million for the fourth quarter and full year, respectively
  Successfully completed the acquisition of SCB Bancorp, Inc. (“Soy Capital”) on November 15th
  Ended 2018 with $3.8 billion in total assets, an increase of approximately 36% for the year
  Wealth Management division ended the year with $3.9 billion in assets under management

“The fourth quarter was a solid ending to what was an outstanding year,” said Joe Dively, Chairman and Chief Executive Officer.  “Our 2018 accomplishments were extensive and continued to support our strategic initiatives to deliver meaningful value and results for customers and shareholders.

“The quarter included one and a half months of results related to the closing of the acquisition of Soy Capital.  We delivered solid net income for the period, despite an elevated loan loss provision that was primarily tied to one credit.  In addition, loan growth was muted by a few payoffs and the delay in the closing of certain new loans that are still expected to close.  Overall loan growth, excluding 2018 acquired loans, was 5.5% for the year and we see solid loan growth opportunities for 2019.

“With respect to Soy Capital, I am extremely pleased with how the employees have come together to deliver expanded products and services to our customers.  We have already had some success in expanding and cross-selling customer relationships between the bank, insurance and wealth management business units.  The fast start validates the projected acquisition value and increases my confidence in the great things we can achieve together,” Dively concluded.

Net Interest Income

Net interest income for the fourth quarter of 2018 increased by $0.9 million, or 3.0% compared to the third quarter of 2018.  The increase was primarily driven by the inclusion of Soy Capital for one and a half months during the quarter, partially offset by lower accretion income.  The fourth quarter included $2.1 million in total loan accretion income compared to $2.5 million in the third quarter of 2018.

In comparison to the fourth quarter of 2017, net interest income increased by $7.5 million, or 32.1%.  The increase was primarily attributable to the additional revenue from our acquisition of Soy Capital and our acquisition of First BancTrust Corporation (“First Bank”) on May 1, 2018.  In addition, growth in the loan portfolio and higher yields were partially offset by higher funding costs.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.75% for the fourth quarter compared to 3.89% in the prior quarter.  The combination of adding Soy Capital to the mix, which carried a lower net interest margin, and lower accretion income were the primary drivers to the decrease from the prior quarter.

In comparison to the fourth quarter last year, the net interest margin increased slightly.  The average yields on investment securities and loans increased at a greater pace than the average cost of funds.

Loan Portfolio

Total loans increased by $244.4 million, or 10.2%, during the quarter.  When excluding the acquired loans from Soy Capital, total loans decreased by $7.7 million.  The fourth quarter was negatively impacted by approximately $26.0 million of loans where the borrowers unexpectedly delayed the scheduled closings, which have or are expected to close in the first quarter of 2019.  In addition, the quarter included an increase in payoffs.  Loan yields for the quarter were 4.83%.  Excluding accretion income, loan yields increased by eight basis points in the quarter.

Loans increased by $705.0 million when compared to fourth quarter last year.  The increase was a combination of strong organic growth over the last twelve months and the addition of loans from Soy Capital and First Bank.  Excluding acquired loans, growth in loans was 5.5% for the year.

Asset Quality

Asset quality measures were generally consistent with the prior quarter when excluding the impact of purchase accounting tied to the Soy Capital acquisition.  At December 31, 2018, nonperforming loans were 1.51% of total loans.  The allowance for loan losses at quarter end was 0.99% of total loans, and the allowance for loan losses to non-performing loans was 65.7%.  Excluding approximately $786.5 million of outstanding acquired loans, the allowance for loan losses to total loans was approximately 1.41% at year-end.  The increase in non-performing loans for the quarter to $39.8 million from $27.9 million in the prior quarter was primarily tied to the addition of Soy Capital’s loans.  Excluding Soy Capital, non-performing loans were consistent with the prior quarter.

Net charge-offs were consistent with the prior quarter at $0.8 million.  The Company recorded a provision for loan losses of $3.2 million during the fourth quarter compared to $2.6 million in the third quarter and $2.4 million in the fourth quarter of last year.  The increase in the current quarter was primarily tied to an impairment recorded on a single credit in the amount of $1.2 million.

Deposits

Total deposits ended the period at $2.99 billion, representing an increase of $337.3 million in the quarter, including approximately $314.0 million from Soy Capital.  The Company’s average rate on cost of funds was 0.60% for the quarter compared to 0.46% in the third quarter.  The fourth quarter includes the impact of Soy Capital, which had a higher cost of funds.

Deposits increased by $714.0 million when compared to the fourth quarter last year.  The increase was driven by a combination of organic growth and the acquisitions of Soy Capital and First Bank completed in the year.

Noninterest Income

Noninterest income for the fourth quarter of 2018 was $11.6 million compared to $7.9 million in the third quarter.  The increase in the period was primarily attributable to both organic growth and the addition of Soy Capital for one and a half months.

In comparison to the fourth quarter of 2017, noninterest income increased by $4.4 million.  The increase from last year was attributable to organic growth as well as the Soy Capital and First Bank acquisitions completed in the year.

Noninterest Expenses

Noninterest expense for the fourth quarter totaled $26.3 million compared to $24.5 million in the third quarter.  The increase in the period was primarily attributable to the addition of Soy Capital, partially offset by a decrease in overall acquisition and merger related costs.  Acquisition related costs totaled $1.1 million in the current quarter compared to $4.0 million in the third quarter.  The Company’s efficiency ratio, on a tax equivalent basis, for the fourth quarter 2018 was 57.7%, which includes acquisition related costs.

In comparison to the fourth quarter of 2017, noninterest expenses increased $7.2 million.  The increase was primarily attributable to the operating expenses from the Soy Capital and First Bank acquisitions in the year as well as higher acquisition related non-recurring costs.

Regulatory Capital Levels

The Company’s capital levels remained comfortably above the “well capitalized” levels and ended the period as follows:

Total capital to risk-weighted assets	13.63%
Tier 1 capital to risk-weighted assets	12.77%
Common equity tier 1 capital to risk-weighted assets	11.81%
Leverage ratio	11.14%

Capital

During the fourth quarter, the company did not sell any shares under the previously announced ‘at-the-market’ equity offering.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, First Mid Wealth Management, and Soy Capital Bank & Trust.  First Mid Bank & Trust was first chartered in 1865 and has since grown into a $3.8 billion community-focused organization that provides financial services through a network of 67 banking centers in Illinois and Missouri and a loan production office in Indiana.  More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Non-GAAP Measures:  In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures.  The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance.  Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” “Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”.  While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP.  These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:  This document may contain certain forward-looking statements about First Mid, such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the acquisition of Soy Capital will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Soy Capital with First Mid will be materially delayed or will be more costly or difficult than expected; changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; and accounting principles, policies and guidelines. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:  Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

- Tables Follow –

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	As of
	December 31,	September 30,	December 31,
	2018	2018	2017

Assets
Cash and cash equivalents	$141,400	$64,485	$88,879
Investment securities	769,279	670,672	649,596
Loans (including loans held for sale)	2,644,519	2,400,160	1,939,501
Less allowance for loan losses	(26,189)	(23,839)	(19,977)
Net loans	2,618,330	2,376,321	1,919,524
Premises and equipment, net	59,117	47,327	38,266
Goodwill and intangibles, net	139,097	102,014	70,829
Bank owned life insurance	65,484	51,443	41,883
Other assets	47,027	43,215	32,562
Total assets	$3,839,734	$3,355,477	$2,841,539

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$575,784	$493,935	$480,283
Interest bearing	2,412,902	2,157,462	1,794,356
Total deposits	2,988,686	2,651,397	2,274,639
Repurchase agreement with customers	192,330	98,875	155,388
Other borrowings	127,469	150,236	70,351
Junior subordinated debentures	29,000	28,958	24,000
Other liabilities	26,385	9,178	9,197
Total liabilities	3,363,870	2,938,644	2,533,575

Total stockholders' equity	475,864	416,833	307,964
Total liabilities and stockholders' equity	$3,839,734	$3,355,477	$2,841,539

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$30,553	$21,333	$105,772	$82,670
Interest on investment securities	4,966	3,897	18,237	16,482
Interest on federal funds sold & other deposits	269	83	556	403
Total interest income	35,788	25,313	124,565	99,555
Interest expense:
Interest on deposits	3,422	1,155	8,571	3,995
Interest on securities sold under agreements to repurchase	134	44	330	181
Interest on other borrowings	834	392	2,517	1,379
Interest on subordinated debt	396	247	1,409	927
Total interest expense	4,786	1,838	12,827	6,482
Net interest income	31,002	23,475	111,738	93,073
Provision for loan losses	3,184	2,411	8,667	7,462
Net interest income after provision for loan	27,818	21,064	103,071	85,611
Non-interest income:
Trust revenues	2,852	1,048	5,786	3,744
Brokerage commissions	688	611	2,674	2,161
Insurance commissions	2,390	724	5,592	3,872
Service charges	1,988	1,760	7,435	6,920
Securities gains, net	0	27	901	616
Mortgage banking revenues	266	309	1,205	1,184
ATM/debit card revenue	2,044	1,667	7,487	6,495
Other	1,419	1,064	4,334	5,344
Total non-interest income	11,647	7,210	35,414	30,336
Non-interest expense:
Salaries and employee benefits	13,952	10,071	46,803	39,756
Net occupancy and equipment expense	4,225	3,218	14,533	12,596
Net other real estate owned (income) expense	260	30	282	560
FDIC insurance	319	226	1,059	905
Amortization of intangible assets	1,156	502	3,215	2,153
Stationary and supplies	238	185	963	724
Legal and professional expense	1,318	1,291	5,243	3,887
Marketing and donations	541	447	1,794	1,356
Other	4,311	3,182	16,088	12,284
Total non-interest expense	26,320	19,152	89,980	74,221
Income before income taxes	13,145	9,122	48,505	41,726
Income taxes	3,206	4,497	11,905	15,042
Net income	$9,939	$4,625	$36,600	$26,684

Per Share Information
Basic earnings per common share	$0.62	$0.37	$2.53	$2.13
Diluted earnings per common share	0.62	0.37	2.52	2.13

Weighted average shares outstanding	15,985,021	12,628,828	14,487,126	12,531,659
Diluted weighted average shares outstanding	15,998,551	12,634,560	14,500,585	12,536,534

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Interest income:
Interest and fees on loans	$30,553	$28,850	$25,362	$21,007	$21,333
Interest on investment securities	4,966	4,511	4,679	4,081	3,897
Interest on federal funds sold & other deposits	269	127	90	70	83
Total interest income	35,788	33,488	30,131	25,158	25,313
Interest expense:
Interest on deposits	3,422	2,217	1,670	1,262	1,155
Interest on securities sold under agreements to repurchase	134	72	65	59	44
Interest on other borrowings	834	707	593	383	392
Interest on subordinated debt	396	405	349	259	247
Total interest expense	4,786	3,401	2,677	1,963	1,838
Net interest income	31,002	30,087	27,454	23,195	23,475
Provision for loan losses	3,184	2,551	1,877	1,055	2,411
Net interest income after provision for loan	27,818	27,536	25,577	22,140	21,064
Non-interest income:
Trust revenues	2,852	919	938	1,077	1,048
Brokerage commissions	688	660	661	665	611
Insurance commissions	2,390	877	838	1,487	724
Service charges	1,988	2,009	1,803	1,635	1,760
Securities gains, net	0	0	881	20	27
Mortgage banking revenues	266	368	410	161	309
ATM/debit card revenue	2,044	1,979	1,860	1,604	1,667
Other	1,419	1,107	970	838	1,064
Total non-interest income	11,647	7,919	8,361	7,487	7,210
Non-interest expense:
Salaries and employee benefits	13,952	11,600	11,057	10,194	10,071
Net occupancy and equipment expense	4,225	3,530	3,505	3,273	3,218
Net other real estate owned (income) expense	260	(61)	7	76	30
FDIC insurance	319	174	285	281	226
Amortization of intangible assets	1,156	838	716	505	502
Stationary and supplies	238	328	186	211	185
Legal and professional expense	1,318	1,071	1,717	1,137	1,291
Marketing and donations	541	468	431	354	447
Other	4,311	6,542	2,892	2,343	3,182
Total non-interest expense	26,320	24,490	20,796	18,374	19,152
Income before income taxes	13,145	10,965	13,142	11,253	9,122
Income taxes	3,206	2,731	3,105	2,863	4,497
Net income	$9,939	$8,234	$10,037	$8,390	$4,625

FIRST MID-ILLINOIS BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)
	As of and for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Loan Portfolio
Construction and land development	$50,618	$91,355	$88,481	$109,076	$107,594
Farm loans	231,700	191,724	184,887	122,564	127,183
1-4 Family residential properties	373,518	367,343	378,573	289,899	293,667
Multifamily residential properties	184,051	100,368	105,948	60,881	61,798
Commercial real estate	906,850	814,574	803,362	699,142	681,757
Loans secured by real estate	1,746,737	1,565,364	1,561,251	1,281,562	1,271,999
Agricultural loans	135,877	120,770	113,533	74,336	86,631
Commercial and industrial loans	557,011	540,387	502,211	458,697	444,263
Consumer loans	91,517	57,248	59,090	28,784	29,749
All other loans	113,377	116,391	140,598	134,318	106,859
Total loans	2,644,519	2,400,160	2,376,683	1,977,697	1,939,501

Deposit Portfolio
Non-interest bearing demand deposits	$575,784	$493,935	$526,117	$478,303	$480,283
Interest bearing demand deposits	903,426	749,396	781,360	707,759	700,376
Savings deposits	432,319	397,910	405,287	374,594	359,065
Money Market	485,388	481,799	434,559	389,020	390,880
Time deposits	591,769	528,357	523,541	342,215	344,035
Total deposits	2,988,686	2,651,397	2,670,864	2,291,891	2,274,639

Asset Quality
Non-performing loans	$39,839	$27,924	$24,729	$17,869	$17,513
Non-performing assets	42,434	30,065	27,237	19,849	20,347
Net charge-offs	834	757	603	261	1,022
Allowance for loan losses to non-performing loans	65.74%	85.37%	89.15%	116.24%	114.07%
Allowance for loan losses to total loans outstanding	0.99%	0.99%	0.93%	1.05%	1.03%
Nonperforming loans to total loans	1.51%	1.16%	1.04%	0.90%	0.90%
Nonperforming assets to total assets	1.11%	0.90%	0.81%	0.70%	0.72%

Common Share Data
Common shares outstanding	16,644,635	15,294,925	15,285,146	12,677,846	12,660,748
Book value per common share	$28.57	$27.25	$26.91	$24.50	$24.32
Tangible book value per common share	$20.22	$20.58	$20.20	$18.95	$18.73
Market price of stock	$31.92	$40.33	$39.30	$36.45	$38.54

Key Performance Ratios and Metrics
End of period earning assets	$3,491,606	$3,081,929	$3,103,956	$2,634,223	$2,602,578
Average earning assets	3,307,437	3,090,835	2,949,144	2,625,684	2,581,277
Average rate on average earning assets (tax equivalent)	4.35%	4.35%	4.16%	3.95%	4.01%
Average rate on cost of funds	0.60%	0.46%	0.38%	0.32%	0.29%
Net interest margin (tax equivalent)	3.75%	3.89%	3.79%	3.65%	3.72%
Return on average assets	1.10%	0.98%	1.27%	1.18%	0.66%
Return on average common equity	8.99%	7.92%	11.23%	10.86%	5.95%
Efficiency ratio (tax equivalent) [1]	57.66%	61.56%	56.65%	57.16%	59.08%
Full-time equivalent employees	818	686	711	591	592

[1] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Non-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID-ILLINOIS BANCSHARES, INC.
Net Interest Margin

	For the Quarter Ended December 2018
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	54,768	234	1.70%
Federal funds sold	663	3	1.80%
Certificates of deposits investments	5208	32	2.44%
Investment Securities:
Taxable (total less Municipals)	541,393	3,574	2.64%
Tax-exempt (Municipals)	182,812	1,762	3.86%
Loans (Net of Unearned Income)	2,522,593	30,727	4.83%

Total Interest Earning Assets	3,307,437	36,332	4.35%

NONEARNING ASSETS
Cash and Due From Banks	52,519
Premises and Equipment	53,041
Other Nonearning Assets	213,637
Allowance for Loan Losses	(24,731)

Total Assets	$3,601,903

INTEREST BEARING LIABILITIES
Demand Deposits	1,307,643	1,256	0.38%
Savings Deposits	415,224	150	0.14%
Time Deposits	574,446	2,016	1.39%
Repurchase Agreements	131,469	134	0.40%
FHLB Advances	121,954	762	2.48%
Federal Funds Purchased	563	4	2.82%
Subordinated Debt	28,972	396	5.42%
Other Debt	10,108	68	2.67%

Total Interest Bearing Deposits	2,590,379	4,786	0.73%

NONINTEREST BEARING LIABILITIES
Demand Deposits	548,710	Average cost of funds	0.60%
Other Liabilities	20,448
Stockholders' Equity	442,366

Total Liabilities & Equity	$3,601,903

Net Interest Earnings / Spread		$31,546	3.62%

Impact of Non-Interest Bearing Funds			0.13%

Net Interest Earnings as a % of Interest
Earnings Assets			3.75%

FIRST MID-ILLINOIS BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Net interest income as reported	$31,002	$30,087	$27,454	$23,195	$23,475
Net interest income, (tax equivalent)	31,546	30,604	27,951	23,660	24,332
Average earning assets	3,307,437	3,090,835	2,949,144	2,625,685	2,581,277
Net interest margin (tax equivalent) [1]	3.75%	3.89%	3.79%	3.65%	3.72%

Common stockholder's equity	$475,864	$416,833	$411,326	$310,587	$307,964
Goodwill and intangibles, net	139,097	102,014	102,618	70,324	70,829
Common shares outstanding	16,645	15,295	15,285	12,678	12,661
Tangible Book Value per common share	$20.22	$20.58	$20.20	$18.95	$18.73

Common equity tier 1 capital	$357,952	$335,552	$325,572	$254,487	$246,798
Risk weighted assets	3,030,259	2,662,706	2,678,691	2,289,235	2,290,253
Common equity tier 1 capital to risk weighted assets [2]	11.81%	12.60%	12.15%	11.12%	10.78%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% during 2018 and 35% during 2017 and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.